                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            COMSTOCK RESOURCES, INC.,

                            COMSTOCK HOLDINGS, INC.,

                            COMSTOCK ACQUISITION INC.

                                       AND

                                DEVX ENERGY, INC.


                          DATED AS OF NOVEMBER 12, 2001

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
ARTICLE I             DEFINITIONS.................................................................................1

     SECTION 1.01          Definitions............................................................................1

ARTICLE II            THE OFFER...................................................................................5

     SECTION 2.01          The Offer..............................................................................5
     SECTION 2.02          Company Action.........................................................................8

ARTICLE III           THE MERGER..................................................................................9

     SECTION 3.01          The Merger.............................................................................9
     SECTION 3.02          Effective Time; Closing................................................................9
     SECTION 3.03          Effect of the Merger..................................................................10
     SECTION 3.04          Certificate of Incorporation; By-laws.................................................10
     SECTION 3.05          Directors and Officers................................................................10
     SECTION 3.06          Conversion of Securities..............................................................10
     SECTION 3.07          Dissenting Shares.....................................................................11
     SECTION 3.08          Surrender of Shares; Stock Transfer Books.............................................11

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................13

     SECTION 4.01          Organization and Qualification; Subsidiaries..........................................13
     SECTION 4.02          Certificate of Incorporation and By-laws..............................................13
     SECTION 4.03          Capitalization........................................................................13
     SECTION 4.04          Authority Relative to This Agreement..................................................14
     SECTION 4.05          No Conflict; Required Filings and Consents............................................14
     SECTION 4.06          Permits; Compliance...................................................................15
     SECTION 4.07          SEC Filings; Financial Statements.....................................................16
     SECTION 4.08          Absence of Certain Changes or Events..................................................16
     SECTION 4.09          Absence of Litigation.................................................................17
     SECTION 4.10          Employee Benefit Plans................................................................17
     SECTION 4.11          Labor and Employment Matters..........................................................19
     SECTION 4.12          Offer Documents; Schedule 14D-9.......................................................20
     SECTION 4.13          Oil and Gas Operations................................................................20
     SECTION 4.14          Gas Imbalances........................................................................20
     SECTION 4.15          Oil and Gas Agreements................................................................20
     SECTION 4.16          Properties............................................................................20
     SECTION 4.17          Oil and Gas Reserves..................................................................21
     SECTION 4.18          Take-or-Pay Deliveries................................................................22
     SECTION 4.19          Hedging...............................................................................22
     SECTION 4.20          Intellectual Property.................................................................22
     SECTION 4.21          Taxes.................................................................................22
     SECTION 4.22          Environmental Matters.................................................................23
     SECTION 4.23          Material Contracts....................................................................24
     SECTION 4.24          Insurance.............................................................................25
     SECTION 4.25          Brokers...............................................................................25
     SECTION 4.26          Opinion of Financial Advisors.........................................................25

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.....................................25

     SECTION 5.01          Corporate Organization................................................................25
     SECTION 5.02          Authority Relative to This Agreement..................................................26
     SECTION 5.03          No Conflict; Required Filings and Consents............................................26
     SECTION 5.04          Offer Documents; Proxy Statement......................................................27
     SECTION 5.05          Brokers...............................................................................27
     SECTION 5.06          Absence of Litigation.................................................................27

ARTICLE VI            CONDUCT OF BUSINESS PENDING THE MERGER.....................................................27

     SECTION 6.01          Conduct of Business by the Company Pending the Merger.................................27

ARTICLE VII           ADDITIONAL AGREEMENTS......................................................................30

     SECTION 7.01          Stockholders' Meeting.................................................................30
     SECTION 7.02          Proxy Statement.......................................................................30
     SECTION 7.03          Company Board Representation; Section 14(f)...........................................31
     SECTION 7.04          Access to Information; Confidentiality................................................32
     SECTION 7.05          No Solicitation of Transactions.......................................................32
     SECTION 7.06          Employee Matters......................................................................33
     SECTION 7.07          Directors' and Officers' Indemnification and Insurance................................33
     SECTION 7.08          Notification of Certain Matters.......................................................34
     SECTION 7.09          Further Action; Reasonable Best Efforts...............................................34
     SECTION 7.10          Public Announcements..................................................................35
     SECTION 7.11          Confidentiality Agreement.............................................................35

ARTICLE VIII          CONDITIONS TO THE MERGER...................................................................35

     SECTION 8.01          Conditions to the Merger..............................................................35

ARTICLE IX            TERMINATION, AMENDMENT AND WAIVER..........................................................36

     SECTION 9.01          Termination...........................................................................36
     SECTION 9.02          Effect of Termination.................................................................37
     SECTION 9.03          Fees..................................................................................37
     SECTION 9.04          Amendment.............................................................................38
     SECTION 9.05          Waiver................................................................................38

ARTICLE X             GENERAL PROVISIONS.........................................................................38

     SECTION 10.01         Notices...............................................................................38
                           if to Holdings or Purchaser:..........................................................38
     SECTION 10.02         Severability..........................................................................39
     SECTION 10.03         Entire Agreement; Assignment..........................................................39
     SECTION 10.04         Parties in Interest...................................................................39
     SECTION 10.06         Governing Law.........................................................................40
     SECTION 10.07         Waiver of Jury Trial..................................................................40
     SECTION 10.08         Headings..............................................................................40
     SECTION 10.09         Counterparts..........................................................................40
     Annex A               Conditions to the Offer

         AGREEMENT AND PLAN OF MERGER, dated as of November 12, 2001 (this "Agreement"), among COMSTOCK RESOURCES, INC., a Delaware corporation ("CRI"), COMSTOCK HOLDINGS, INC., a Delaware corporation ("Holdings"), COMSTOCK ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Holdings ("Purchaser"), and DEVX ENERGY, INC., a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of CRI, Holdings, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Holdings to acquire the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, Purchaser shall make a cash tender offer (the "Offer") to acquire all the shares of common stock, par value $0.234 per share, of the Company ("Shares") that are issued and outstanding for $7.32 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

         WHEREAS, the Board of Directors of the Company (the "Board") has approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer; and

         WHEREAS, also in furtherance of such acquisition, the Boards of Directors of CRI, Holdings, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, CRI, Holdings, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.01 Definitions. (a) For purposes of this Agreement:

         "Acquisition Proposal" means any offer from any third party to acquire by any means all or any substantial part of the assets or the shares of capital stock of the Company or of any Subsidiary.

         "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

         "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

         "Environmental Law" means any United States federal, state, local or non-United States law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) polychlorinated biphenyls, and (iii) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

         "knowledge of the Company" means the actual knowledge of any director or officer of the Company.

         "Liens" mean liens, security interests, charges, mortgages or other encumbrances of any kind.

         "Material Adverse Effect" means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business or financial condition of the Company and its Subsidiaries taken as a whole; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally,
(ii) changes in the market price of natural gas, (iii) the public announcement or pendency of the Offer, the Merger or the other transactions contemplated hereby, or (iv) changes in the price of the Company's common stock.

         "Oil and Gas Agreements" means the following types of agreements or contracts to which the Company or a Subsidiary is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting the Company or a Subsidiary's ability to operate, obtain, explore for or develop interests in a particular geographic area.

         "person" means an individual (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, CRI or any other person means any and all corporations, partnerships, joint ventures, associations, limited liability companies and other entities controlled by such person, directly or indirectly, through one or more intermediaries.

         "Superior Proposal" means any Acquisition Proposal which the Board determines, in its good faith judgment (after having received the advice of FBR or such other financial advisor of recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed.

         "Suspension Event" means the occurrence of any of the following: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, Nasdaq or in the over-the-counter market in the United States, (ii) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any limitation (whether or not mandatory) by any Governmental Authority on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions.

         "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

         (b) The following terms have the meaning set forth in the Sections set forth below:


                DEFINED TERM                                                     LOCATION OF DEFINITION
                ------------                                                     ----------------------
          Ableco Indebtedness                                                       Section 6.01(e)
          Action                                                                    Section 4.09
          AFE                                                                       Section 6.01(j)
          Agreement                                                                 Preamble
          Blue Sky Laws                                                             Section 4.05(b)
          Board                                                                     Recitals
          Certificate of Merger                                                     Section 3.02
          Certificates                                                              Section 3.09(b)
          Code                                                                      Section 4.10(b)
          Company                                                                   Preamble
          Company Preferred Stock                                                   Section 4.03
          Company's Oil and Gas Interests                                           Section 4.16(a)
          Company Stock Option                                                      Section 3.07
          Company Stock Option Plans                                                Section 3.07
          Confidentiality Agreement                                                 Section 7.04(b)
          CRI                                                                       Preamble
          D&O                                                                       Section 7.07(b)
          Delaware Law                                                              Recitals
          Disclosure Schedule                                                       Section 4.01(b)
          Dissenting Shares                                                         Section 3.08(a)
          Effective Time                                                            Section 3.02
          ERISA                                                                     Section 4.10(a)
          Exchange Act                                                              Section 2.01(a)
          Fairness Opinion                                                          Section 2.02(a)
          Fee                                                                       Section 9.03(a)
          FBR                                                                       Section 2.02
          GAAP                                                                      Section 4.07(b)
          Good and Marketable Title                                                 Section 4.16(b)
          Governmental Authority                                                    Section 4.05(b)
          Holdings                                                                  Preamble
          Hydrocarbons                                                              Section 4.13(b)
          Initial Expiration Date                                                   Section 2.01(a)
          IRS                                                                       Section 4.10(a)
          Material Contracts                                                        Section 4.23 (a)
          Material Subsidiary                                                       Section 4.01(c)
          Merger                                                                    Recitals
          Merger Consideration                                                      Section 2.01(d)
          Minimum Condition                                                         Section 2.01(a)
          Multiemployer Plan                                                        Section 4.10(b)
          Multiple Employer Plan                                                    Section 4.10(b)
          Offer                                                                     Recitals
          Offer Documents                                                           Section 2.01(e)
          Offer to Purchase                                                         Section 2.01(e)


                DEFINED TERM                                                     LOCATION OF DEFINITION
                ------------                                                     ----------------------
          Outstanding Options                                                       Section 2.01(b)
          Outstanding Warrants                                                      Section 2.01(c)
          Paying Agent                                                              Section 3.09(a)
          Permits                                                                   Section 4.06
          Per Share Amount                                                          Recitals
          Plans                                                                     Section 4.10(a)
          Proxy Statement                                                           Section 4.12
          Purchaser                                                                 Preamble
          Recent Balance Sheet                                                      Section 4.07(c)
          Reserve Report                                                            Section 4.17
          Schedule 14D-9                                                            Section 2.02(b)
          Schedule TO                                                               Section 2.01(e)
          SEC                                                                       Section 2.01(a)
          SEC Reports                                                               Section 4.07(a)
          Securities Act                                                            Section 4.07(a)
          Shares                                                                    Recitals
          Share Acceptance Date                                                     Section 2.01
          Stockholders' Meeting                                                     Section 7.01(a)
          Subsidiary                                                                Section 4.01(a)
          Surviving Corporation                                                     Section 3.03
          Transactions                                                              Section 2.02(a)
          Warrant                                                                   Section 3.07



                                   ARTICLE II
                                    THE OFFER

         SECTION 2.01 The Offer.

                  (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable but in no event later than seven (7) business days after the date hereof. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to (i) the condition (the "Minimum Condition") that at least the number of Shares tendered shall constitute a 50% plus one share of the sum of the number of then outstanding Shares plus all Shares issuable upon the exercise of the Outstanding Options (as of the business day preceding the Initial Expiration Date) and Outstanding Warrants (as of the business day preceding the Initial Expiration
Date) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition set forth in Annex A, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the Per Share Amount, changes the form of consideration payable, reduces the maximum number of Shares to be purchased in the Offer or imposes or modifies (other than to waive) conditions to the Offer in addition to those set forth in Annex A hereto. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of the Minimum Condition as of the scheduled expiration date, which shall initially be 20 business days following the commencement of the

Offer, and the other conditions set forth in Annex A hereto, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer (such date, as extended pursuant to this Agreement, the "Share Acceptance Date"). Notwithstanding the foregoing, Purchaser shall be entitled to extend the Offer from time to time without the consent of the Company: (i) until no later than January 11, 2002 if at the initial expiration of the Offer, which will be 12:00 midnight eastern standard time on the twentieth business day following commencement of the Offer, as may be extended (the "Initial Expiration Date"), the Minimum Condition is not satisfied, or (ii) until no later than December 31, 2001, if at the Initial Expiration Date, the Minimum Condition is satisfied, but any other condition to the Offer is not satisfied or waived. Purchaser agrees to extend the Offer from time to time until not later than December 31, 2001, if at the then scheduled expiration date, the Minimum Condition has not been satisfied or waived as permitted by this Agreement. Any extension of the Offer pursuant to this Section 2.01 shall not, without the written consent of the Company, exceed the number of days that Purchaser reasonably believes will be necessary so that the Minimum Condition will be satisfied. In addition, Purchaser may, without the consent of the Company, extend any then scheduled expiration date of the Offer for any period required by applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or for any period required by applicable law. If the Initial Expiration Date has occurred, but fewer than 90% of the Shares have been validly tendered and not withdrawn as of the Initial Expiration Date, Purchaser may provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Securities Act of 1934, as amended (the "Exchange Act")) as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulations of the SEC, which subsequent offering period shall not exceed 20 business days. In addition, the Per Share Amount may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. On or prior to the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Holdings shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer.

         The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Notwithstanding the foregoing and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

                  (b) Following the execution of this Agreement, the Company shall use its reasonable best efforts to cause all holders (and such holders' spouses) of options to purchase Shares granted under the Company's 1997 Incentive Stock Option Plan and the Company's Directors Non-Qualified Option Plan , each as amended through the date of this Agreement (the "Company Stock Option Plans"), to execute prior to the Initial Expiration Date an Option Relinquishment and Release Agreement (herein so called) in the form attached hereto as Exhibit A. At the Share Acceptance Date, Purchaser shall cause the Paying Agent to pay to such holders who have previously delivered an Option Relinquishment and Release Agreement the cash amount equal to the product of (i) the number of Shares subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Per Share Amount exceeds the exercise or strike price per Share subject to such option less any required withholding taxes. In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Initial Expiration Date, such holder's options (the "Outstanding Options") shall, in accordance with the terms and conditions of the governing Company Stock Option Plan and the holder's stock option agreement(s), be converted without any action on the part of the holder thereof into the right to receive Merger Consideration upon the exercise of such holder's options in accordance with, and within the time period prescribed by, the applicable Company Stock Option Plan and the holder's stock option agreement(s). The Purchaser shall pay, or cause the Paying Agent to pay, to each holder of Outstanding Options, the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such options by the holder thereof. To the extent that options to purchase the Company's common stock are exercised by holders prior to the Effective Time, such holders shall receive certificates evidencing the Shares underlying the options and may surrender such certificates to the Paying Agent at the Effective Time for payment in cash as provided in Article III hereof.

                  (c) Following the execution of this Agreement, the Company shall send to holders of warrants to purchase Shares written notice of the Offer and Merger and such information required by the terms of such warrant. The Company shall send to all such persons a Warrant Relinquishment and Release Agreement (herein so called) in the form attached hereto as Exhibit B and shall use its reasonable best efforts to cause all holders of warrants (and such holders' spouses) to execute prior to the Initial Expiration Date a Warrant Relinquishment and Release Agreement. At the Share Acceptance Date, Purchaser shall cause the Paying Agent to pay to such holders who have previously delivered a Warrant Relinquishment and Release Agreement the cash amount equal to the product of (i) the number of Shares subject to such warrant and (ii) the amount by which the Per Share Amount exceeds the exercise price per share of Shares subject to such warrant less any required withholding taxes. In the event that a warrant holder fails to deliver a Warrant Relinquishment and Release Agreement prior to the Initial Expiration Date, such holder's warrants (the "Outstanding Warrants") shall, in accordance with the terms and conditions of the Outstanding Warrant be converted without any action on the part of the holder thereof into the right to receive Merger Consideration upon the exercise of such holder's warrants in accordance with the warrant agreement(s). The Purchaser shall pay, or cause the Paying Agent to pay, to each holder of Outstanding Warrants, the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such warrants by the holder thereof. To the extent that warrants to purchase the Shares are exercised by holders prior to the Effective Time, such holders shall receive certificates evidencing the Shares underlying the warrants and may surrender such certificates to the Paying Agent at the Effective Time for payment in cash as provided in Article III hereof.

                  (d) If the payment equal to the Per Share Amount in cash (the "Merger Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

                  (e) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer.

         The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of CRI, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and CRI and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. CRI and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. CRI and Purchaser shall provide the Company and its counsel with any comments CRI, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of CRI or Purchaser to such comments.

         SECTION 2.02 Company Action.

                  (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on November 4, 2001, has (a) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (b) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and (c) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt this Agreement and the Merger, and (ii) Friedman, Billings, Ramsey & Co., Inc. ("FBR") has delivered to the Board its opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to CRI, Holdings or Purchaser except as provided in Section 7.05(b). The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 containing the Fairness Opinion and, except as provided in
Section 7.05(b), the recommendation of the Board described in Section 2.02(a) (together with all amendments and supplements thereto, the "Schedule 14D-9"), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of CRI, Holdings, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give CRI, Holdings, and Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide CRI, Holdings, and Purchaser and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 after the receipt of such comments and shall provide CRI, Holdings, Purchaser and their counsel with a reasonable opportunity to participate in the response of the Company to such comments.

                  (c) The Company shall promptly cause its transfer agent to furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as CRI, Holdings, or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, CRI, Holdings, and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with
Section 9.01, shall deliver and shall cause their agents to deliver to the Company all copies of such information then in their possession or control.

                                  ARTICLE III
                                   THE MERGER

         SECTION 3.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company.

         SECTION 3.02 Effective Time; Closing. As promptly as practicable (but not later than two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

         SECTION 3.03 Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 3.04 Certificate of Incorporation; By-laws.

                  (a) At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is DevX Energy, Inc."

                  (b) Unless otherwise determined by CRI prior to the Effective Time, and subject to Section 7.07(a), the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 3.05 Directors and Officers. The directors of Purchaser shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

         SECTION 3.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.09, of the certificate that formerly evidenced such Share;

                  (b) each Share held in the treasury of the Company and each Share owned by CRI, Holdings, Purchaser, or the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         SECTION 3.07 Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly evidenced such Shares.

                  (b) The Company shall give CRI (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of CRI, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         SECTION 3.08 Surrender of Shares; Stock Transfer Books.

                  (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a) and CRI shall make funds available to the Paying Agent. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the

Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive and CRI shall cause Paying Agent to pay in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in a reasonable amount in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

                  (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation and CRI (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to CRI, Holdings and Purchaser to enter into this Agreement, the Company hereby represents and warrants to CRI, Holdings and Purchaser that:

         SECTION 4.01 Organization and Qualification; Subsidiaries.

                  (a) Except as disclosed in Section 4.01 of the Disclosure Schedule, each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where such failure to be qualified or licensed would not have a Material Adverse Effect.

                  (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the names of the directors and officers of each Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule, which has been prepared by the Company and delivered by the Company to CRI, Holdings and Purchaser prior to the execution and delivery of this Agreement (the "Disclosure Schedule"). Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (c) All names by which the Company previously conducted business or was known as are listed in Section 4.01(c) of the Disclosure Schedule.

         SECTION 4.02 Certificate of Incorporation and By-laws. The Company has heretofore furnished to CRI a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

         SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.234 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock") of which 9,600,000 shares have been designated as Series A Preferred Stock, 9,600,000 shares have been designated as Series B Preferred Stock and 10,400 shares have been designated as Series C Preferred Stock. As of the date hereof, (a) 12,649,522 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) 100,000 Shares are held in the treasury of the Company, (c) no Shares are held by the Subsidiaries, (d) 522,500 Shares are reserved for future issuance pursuant to outstanding stock options or stock incentive rights granted pursuant to the Company Stock Option Plans and (e) 265,000 Shares are reserved for future issuance pursuant to exercise of the Warrants. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 or in Section 4.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 4.03 of the

Disclosure Schedule sets forth the following information with respect to each Company Stock Option and Warrant outstanding on the date of this Agreement: (i) the name of the Option or Warrant holder; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of Shares subject to such Company Stock Option or Warrant; (iv) the exercise price of such Company Stock Option or Warrant; (v) the date on which such Company Stock Option or Warrant was granted or issued; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option or Warrant expires; and (viii) whether the exercisability of such Option or Warrant will be accelerated in any way by the transactions contemplated by this Agreement. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as disclosed in Section 4.03 of the Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by CRI, Holdings, and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. At a meeting duly called and held on November 4, 2001, the Board approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of Delaware Law shall not apply to the Merger.

         SECTION 4.05 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any United States or non-United States national, state, provincial, municipal, county or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) other than as described in Section 4.05(a) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to or under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clause
(ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (ii) filing and recordation of appropriate merger documents as required by Delaware Law, and
(iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

         SECTION 4.06 Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, or as presently contemplated to be conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, which suspension or cancellation would have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

         SECTION 4.07 SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 1999, including (i) its Transition Report on Form 10-K for the Transition Period from July 1, 2000 to December 31, 2000, (ii) its Annual Report on Form 10-K for the fiscal year ended June 30, 2000, (iii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 2001 and March 31, 2001, (iv) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since July 1, 1999 and (v) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (iii) above) filed by the Company with the SEC since July 1, 1999 (the forms, reports and other documents referred to in clauses (i) - (v) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein and for normal, recurring year-end adjustments.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2001 including the notes thereto (the "Recent Balance Sheet") or as specifically disclosed in SEC Reports filed since June 30, 2001 and prior to the date of this Agreement, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2001.

                  (d) The Company has heretofore furnished to CRI complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

         SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2000, except as set forth in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in the SEC Reports filed since December 31, 2000 and prior to the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Material Adverse Effect.

         SECTION 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that would have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

         SECTION 4.10 Employee Benefit Plans.

                  (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company, any Subsidiary or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing (or a written summary exists) and the Company has made available to Purchaser a true and complete copy of each Plan and has made available to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, if such a trust or funding arrangement exists, (ii) each summary plan description and summary of material modifications thereto, (iii) the most recent three years' Internal Revenue Service ("IRS") Forms 5500, if applicable (iv) the most recently received IRS determination letter for each such Plan, if applicable, and (v) the most recent three years' actuarial reports and financial statements in connection with each such Plan, if applicable.

                  (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as listed in Section 4.10(a) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Except as listed in
Section 4.10(a) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

                  (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan. No Action or any audit or investigation by any Governmental Authority is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

                  (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, opinion, advisory or notification letter from the IRS that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received an opinion, advisory or modification letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (e) There has not been to the best of Company's knowledge any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

                  (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists to the best of Company's knowledge which could reasonably be expected to give rise to any such challenge or disallowance.

                  (g) None of the Plans is subject to the laws of any country other than the United States.


         SECTION 4.11 Labor and Employment Matters.

                  (a) Section 4.11 of the Disclosure Schedule sets forth a list of all employees of the Company and any Subsidiary, together with their dates of hire, and any employees currently on leave of absence, indicating the nature of and length of such leave and whether such employees have employment agreements. The Company has previously provided to CRI a schedule setting forth current base salary and total wages paid in the prior year for all employees listed in
Section 4.11 of the Disclosure Schedule. Except as set forth in Section 4.11 of the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary; and (v) there are no currently effective agreements relating to severance or similar payments or other benefits to be provided to directors, officers, employees, consultants or former employees of the Company or any Subsidiary in connection with or after termination of such director, officer, consultant or employee's employment or other relationship with the Company or that may otherwise be owing as a result of the Transactions.

                  (b) The Company and the Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other

Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, except as would not have a Material Adverse Effect.

                  (c) The Company and the Subsidiaries are in compliance with the provisions of the WARN Act and any similar state laws. Section 4.11 of the Disclosure Schedule lists all employees who have been terminated in the 90-day period ending as of the date hereof.

         SECTION 4.12 Offer Documents; Schedule 14D-9.

         Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by CRI, Holdings, Purchaser or any of CRI, Holdings or Purchaser's representatives for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.13 Oil and Gas Operations. Except as set forth in Section
4.13 of the Disclosure Schedule, proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil or natural gas ("Hydrocarbons") produced from the Company's Oil and Gas Interests are being received by the Company and the Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business or which would not have a Material Adverse Effect).

         SECTION 4.14 Gas Imbalances. Except as set forth in Section 4.14 of the Disclosure Schedule, none of the Company or the Subsidiaries has received any material deficiency payment under any gas contract for which any person has a right to take deficiency gas from the Company or a Subsidiary, nor has the Company or any Subsidiary received any material payment for production which is subject to refund or recoupment out of future production.

         SECTION 4.15 Oil and Gas Agreements. The Company has previously provided or made available to CRI true and complete copies of all the Oil and Gas Agreements together with all amendments, extensions and other modifications thereof.

         SECTION 4.16 Properties.

                  (a) Except for items disclosed in Section 4.16 of the Disclosure Schedule and goods and other property sold, used or otherwise disposed of since June 30, 2001 in the ordinary course of business, the Company and the Subsidiaries have Good and Marketable Title, for oil and gas purposes, in and to all oil and gas properties set forth in the Reserve Report as owned by the Company and the Subsidiaries (the "Company's Oil and Gas Interests"), and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected on the balance sheet of the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2001, as owned by the Company and the Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the SEC Reports; (ii) Liens for current Taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractors, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens which have not had, or would not reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, all leases and other agreements pursuant to which the Company or any of the Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payment due by the Company to any lessor of any such oil and gas leases have been paid, except in each case, as has not had, and would not reasonably be expected to have, a Material Adverse Effect. All major items of operating equipment of the Company and the Subsidiaries used in connection with the Company's Oil and Gas Interests over which the Company has operating rights are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

                  (b) The term "Good and Marketable Title" will, for purposes of this Section 4.16, with respect to the Company and the Subsidiaries, mean such title that: (i) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to the Company or the Subsidiaries out of an interest of record (as so defined) by reason of the performance by the Company or the Subsidiaries of all operations required to earn an enforceable right to such assignment; (ii) entitles the Company or the Subsidiaries to receive not less than the interest set forth in the Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Reserve Report; (iii) obligates the Company or the Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Reserve Report with respect to such property without increase over the life of such property except as shown on the Reserve Report; and (iv) does not restrict the ability of the Company or the Subsidiaries to utilize the properties as currently intended; except in each case where deficiencies referenced in clauses (i) through (iv) would reasonably be expected to have a Material Adverse Effect.

         SECTION 4.17 Oil and Gas Reserves. The Company has furnished CRI prior to the date of this Agreement with the Company's estimates of its and the Subsidiaries' oil and gas reserves as of June 30, 2001 (the "Reserve Report"). To the knowledge of the Company, except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, the production volumes and pressure data used to prepare the Reserve Report were accurate.

         SECTION 4.18 Take-or-Pay Deliveries. Except as would not reasonably be expected to have a Material Adverse Effect, there are no calls (exclusive of market calls) on the Company's oil or gas production and the Company has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Section 4.14 of the Disclosure Schedule.

         SECTION 4.19 Hedging. Section 4.19 of the Disclosure Schedule sets forth all futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, to which the Company or any of the Subsidiaries is bound.

         SECTION 4.20 Intellectual Property. The Company and the Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, and to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing which would have, or would reasonably be expected to have, a Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of the Subsidiaries has granted to any other person any license to use any of the foregoing. To the knowledge of the Company, the conduct of the Company's and the Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would have, or would be reasonably expected to have, a Material Adverse Effect. To the knowledge of the Company there is no infringement of any proprietary right owned by the Company or any of the Subsidiaries in a way which would have, or would be reasonably expected to have, a Material Adverse Effect.

         SECTION 4.21 Taxes.

                  (a) Each of the Company, the Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation or entity is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate Governmental Authorities all Tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to it, except to the extent that any failure to file would not have, or reasonably be expected to have, a Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by the Company or a Subsidiary and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, or reasonably be expected to have, a Material Adverse Effect.

                  (b) Except to the extent set forth in Section 4.21 of the Disclosure Schedule, (i) none of the federal income tax returns of the Company or any of the Subsidiaries have been examined by the IRS for all periods; (ii) as of the date hereof, neither the Company nor any of the Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Returns of the Company or any of the Subsidiaries that will be outstanding as of the Effective Time; (iii) neither the Company nor any of the Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, or would reasonably be expected to have, a Material Adverse Effect; and (iv) there are no Liens for Taxes on any assets of the Company or the Subsidiaries except for Taxes not yet currently due, with respect to matters being contested by the Company in good faith for which adequate reserves are reflected in the financial statements and those which could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 4.22 Environmental Matters.

                  (a) Except as would not have, or reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, there are not any present or past conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of the Company or any Subsidiary, including but not limited to, on-site or off-site disposal or release of any Hazardous Substance, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any notification, cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for damage to natural resources.

                  (b) Except as would not have, or reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of the Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Law or regarding any claims for remedial obligations or contribution under any Environmental Law or (iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Substance.

                  (c) Except as would not have, or reasonably be expected to have, a Material Adverse Effect, the Company and the Subsidiaries have in full force and effect all permits, licenses, approvals and other authorizations required by Environmental Laws to conduct their operations and to operate and use any of the Company's or the Subsidiaries' assets for their current purposes and uses and are operating in material compliance thereunder.

                  (d) Except as would not have or reasonably be expected to have a Material Adverse Effect, the Company does not know of any reason that would preclude it from renewing or obtaining a reissuance or transfer of the permits, licenses, approvals, or other authorizations required pursuant to any applicable Environmental Law to conduct their operations and to operate and use any of the Company's or the Subsidiaries' assets for their current purposes and uses.

         SECTION 4.23 Material Contracts.

                  (a) Other than the Oil and Gas Agreements, which have been previously made available or provided to CRI, subsections (i) through (xii) of
Section 4.23 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in
Section 4.23(a) of the Disclosure Schedule, together with the Oil and Gas Agreements, being the "Material Contracts"):

                           (i) each contract or agreement that contemplates an
exchange of consideration with a value of more than $250,000 net to the Company's interest;

                           (ii) all management contracts (excluding contracts
for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary, which require continued payment thereunder and cannot be terminated by the Company or Subsidiary, as the case may be, with 30-day notice;

                           (iii) all contracts and agreements evidencing
indebtedness for borrowed money of the Company;

                           (iv) all contracts and agreements with any
Governmental Authority, excluding state leases or other governmental mineral rights;

                           (v) all contracts and agreements providing for
benefits under any Plan, excluding individual stock option grant agreements and stock subscription agreements;

                           (vi) all agreements related to professional services
rendered to the Company or any Subsidiary in connection with the Offer, the Merger and this Agreement;

                           (vii) all contracts providing for "earn-out" or
similar contingent payments in excess of $250,000 by the Company or any Subsidiary;

                           (viii) all joint venture, partnership, and similar
agreements;

                           (ix) all contracts for employment required to be
listed in Section 4.11 of the Disclosure Schedule;

                           (x) all contracts providing for indemnification of
directors, officers, employees, consultants or other persons other than normal course indemnity provisions; and

                           (xi) all other contracts and agreements, whether or
not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of their respective businesses, or the absence of which would prevent or delay consummation of the Offer or the Merger or otherwise prevent or delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

                  (b) Except as disclosed in Section 4.23(b) of the Disclosure Schedule and except as would not prevent or delay consummation of the Offer or the Merger or otherwise prevent or delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement of the Company, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement. The Company has furnished or made available to CRI true and complete copies of all Material Contracts, including any amendments thereto.

         SECTION 4.24 Insurance.

                  (a) Section 4.24(a) of the Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary is insured (other than such policies contemplated in Section 4.10), a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

                  (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable against the Company in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

         SECTION 4.25 Brokers. No broker, finder or investment banker (other than FBR) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to CRI a complete and correct copy of all agreements between the Company and FBR pursuant to which such firm would be entitled to any payment relating to the Transactions.

         SECTION 4.26 Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of FBR to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares.

                                   ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF CRI, HOLDINGS AND PURCHASER

         As an inducement to the Company to enter into this Agreement, CRI, Holdings and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

         SECTION 5.01 Corporate Organization. Each of Holdings and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Holdings or Purchaser from performing its material obligations under this Agreement. CRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent CRI from performing its material obligations under this Agreement.

         SECTION 5.02 Authority Relative to This Agreement. Each of CRI, Holdings and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by CRI, Holdings and Purchaser and the consummation by CRI, Holdings and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of CRI, Holdings or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by CRI, Holdings and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of CRI, Holdings and Purchaser enforceable against each of Holdings and Purchaser in accordance with its terms. At a meeting duly called or by way of unanimous written consent, the Boards of Directors of CRI, Holdings and Purchaser each unanimously approved this Agreement and the Transactions.

         SECTION 5.03 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by CRI, Holdings and Purchaser do not, and the performance of this Agreement by CRI, Holdings and Purchaser will not, (i) conflict with or violate the Articles of Incorporation of CRI, the Certificate of Incorporation of Parent or Purchaser or the By-laws of any of CRI, Holdings or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to CRI, Holdings or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of CRI, Holdings or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CRI, Holdings or Purchaser is a party or by which any property or asset of either of them is bound or affected, except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay CRI, Holdings and Purchaser from performing their obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by CRI, Holdings and Purchaser do not, and the performance of this Agreement by CRI, Holdings and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, (ii) filing and recordation of appropriate merger documents as required by Delaware Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay CRI, Holdings or Purchaser from performing their obligations under this Agreement.

         SECTION 5.04 Offer Documents. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, CRI, Holdings and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of CRI, Holdings or Purchaser.

         SECTION 5.06 Absence of Litigation. None of CRI, Holdings and Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay Holdings or Purchaser from performing its respective obligations under this Agreement.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, unless CRI shall otherwise agree in writing and except for actions taken or omitted for the purpose of complying with this Agreement, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of CRI:

                  (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                  (b) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (c) issue (other than upon the exercise of options or warrants previously granted to current or former officers, employees or directors of the Company), purchase, redeem, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary;

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

                  (e) sell, transfer, assign, dispose of or encumber (except to the extent that the Company's and the Subsidiaries' ability to so restrict their right to encumber their assets is limited under the documentation related to the indebtedness of the Company and certain Subsidiaries under that certain Amended and Restated Credit Agreement dated as of October 22, 1999 between the Company, certain Subsidiaries, the lenders listed therein and Ableco Finance LLC, as Collateral Agent, as may be amended (the "Ableco Indebtedness")), any assets of the Company or any Subsidiary, excluding closing of the Company's office in Ottawa, Canada, and the dissolution of Nasgas, LLC, or enter into any agreement or commitment with respect to assets of the Company or a Subsidiary, other than in the ordinary course consistent with past good business practice and other than transfers between the Company and its Subsidiaries;

                  (f) sell, transfer, assign, dispose of or encumber (except to the extent that the Company's and the Subsidiaries' ability to so restrict their right to encumber their assets is limited under the documentation related to the Ableco Indebtedness) any of the Company's Oil and Gas Interests represented in the Reserve Report or enter into any agreement or commitment with respect to any such sale, transfer, assignment, disposition or encumbrance;

                  (g) other than in the ordinary course and consistent with past business practice, incur or become contingently liable for any indebtedness or guarantee any such indebtedness or redeem, purchase or acquire or offer to redeem, purchase or acquire any debt;

                  (h) acquire or agree to acquire any assets other than in the ordinary course and consistent with past business practice;

                  (i) modify or amend any existing agreement or enter into any new agreement with the Company's financial advisors or other similar consultants, including without limitation, FBR;

                  (j) elect not to participate in any well to which proven reserves (as identified in the Reserve Report) have been attributed in the Reserve Report proposed pursuant to any existing net profits agreement or joint operating agreement; notwithstanding the foregoing, if the applicable authorization for expenditure ("AFE") exceeds $250,000 net to the Company's interest and CRI fails to approve such expenditure as contemplated by Section 6.01(k)(iv) below, the Company shall not be deemed to be in default of this
Section 6.01(j) for its failure to participate in such well;

                  (k) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money other than draws under the Company's existing revolving credit facility or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances; (iii) except as provided in Section 6.01(j), enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) issue any AFE or authorize any other individual capital expenditure in excess of $250,000 net to the Company's interest; or (v) except as provided in Section 6.01(j), enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(k);

                  (l) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Material Subsidiary, or establish, adopt, enter into or amend (except as may be required by law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, other than year-end bonuses as previously disclosed to CRI;

                  (m) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                  (n) make any material Tax election or settle or compromise any material Tax liability;

                  (o) other than in connection with the winding up of the Ottawa office and agreements with Brian J. Barr, Donald Moore, Bruce Benn, Robert Lindsey and Edward J. Munden as disclosed in Section 4.11 of the Disclosure Schedule pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Recent Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or liabilities or obligations owed to the Company or its Subsidiaries;

                  (p) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder;

                  (q) commence or settle any material Action; or

                  (r) publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

         SECTION 7.01 Stockholders' Meeting.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting") and (ii) (a) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to CRI, Holding or Purchaser, the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (b) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, CRI, Holdings and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

         SECTION 7.02 Proxy Statement. If approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. CRI, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify CRI of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CRI promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give CRI and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give CRI and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, CRI, Holdings and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

         SECTION 7.03 Company Board Representation; Section 14(f).

                  (a) Promptly upon the purchase by Purchaser of 50% plus one Share of the outstanding Shares (including Shares purchased pursuant to the Offer), Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board,
(ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, at the request of CRI, the Company shall use its best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. CRI, Holdings or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

                  (c) Following the election of designees of Purchaser pursuant to this Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of CRI, Holdings or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary, and, if serving on the Board currently, were disinterested directors in connection with the Board's consideration of this Agreement.

         SECTION 7.04 Access to Information; Confidentiality.

                  (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of CRI and Purchaser and persons providing or proposing to provide CRI, Holdings or Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish CRI, Holdings and Purchaser and persons providing or proposing to provide CRI, Holdings or Purchaser with financing for the Transactions with such financial, operating and other data and information as CRI, Holdings or Purchaser, through their officers, employees or agents, may reasonably request.

                  (b) All information obtained by CRI, Holdings or Purchaser pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated January 16, 2001 (the "Confidentiality Agreement"), between CRI and the Company and nothing herein shall limit or abrogate the terms of the Confidentiality Agreement, except as set forth in
Section 7.10.

                  (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

         SECTION 7.05 No Solicitation of Transactions.

                  (a) Neither the Company nor any Subsidiary through any officer, director, advisor or other person acting on its behalf shall, directly or indirectly, solicit, initiate or encourage in any way any Acquisition Proposal; provided, however, that the Company may furnish information to and negotiate with a third party (a "Potential Acquirer") if the Potential Acquirer has, in circumstances not involving any breach by the Company of the foregoing provisions, made a tender or exchange offer for, or a proposal to the Board to acquire 20% or more of the Shares, and (A) the Board determines in good faith, based on the advice of outside counsel, that the failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law, and (B) the Company's Board is advised by its financial advisor that such Potential Acquirer has the financial wherewithal to consummate the acquisition and such acquisition would be more favorable to the stockholders of the Company than the Transactions contemplated by this Agreement.

                  (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CRI, Holdings or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the Share Acceptance Date pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate this Agreement in accordance with Section 9.01(d)(ii) (and, concurrently with such termination, cause the Company to enter into an agreement with respect to a Superior Proposal).

                  (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with third parties that may be ongoing with respect to any Acquisition Proposal.

                  (d) The Company shall promptly advise CRI in writing (within 48 hours) of the material terms and conditions of such Acquisition Proposal.

         SECTION 7.06 Employee Matters. The Company and the Subsidiaries will cooperate with Purchaser in making their employees available during regular business hours for Purchaser to conduct interviews to determine the prospect of continuing employment of such employees following the Effective Time. As soon as practicable after the date hereof, and in any event not later than the Share Acceptance Date, Purchaser will provide to the Company a list of the employees whom it intends to continue to employ, and a summary of the material terms of such employment, which terms shall not be less favorable than such employee's current employment terms, provided that such employees who are retained and for whom a retention bonus would be due and payable (as disclosed in Section 4.11 of the Disclosure Schedule) shall be paid such bonus on December 31, 2001. At any time after receipt of the list, the Company may terminate any employees whose names are not on such list and shall pay any severance to such employees to which they may be entitled under the terms of any employment contract, termination agreement or policies in existence as of October 19, 2001 or as described in Section 7.06 of the Disclosure Schedule. Nothing contained in this
Section 7.06 shall change the nature of the "at will" employment relationship that exists between the Company, the Subsidiaries, and their employees. After the Effective Date, CRI will cause the Company to maintain welfare benefit plans with benefits no less favorable to the persons covered thereby than the Company's existing welfare benefit plans for such period of time as is necessary for the Company to fulfill its obligations under the Company's existing contracts and policies. The previous sentence may not be amended or waived without the consent of the persons for whom the Company is obligated to provide coverage.

         SECTION 7.07 Directors' and Officers' Indemnification and Insurance.

                  (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

                  (b) CRI shall maintain the directors' and officers' ("D&O") insurance that serves to reimburse persons currently covered by the Company's D&O insurance in full force and effect for the continued benefit of such persons for a continuous period of not less than two years from the Effective Time on terms that are not materially different from the Company's D&O insurance currently in effect (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time.

                  (c) In the event the Company, CRI, or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, CRI or the Surviving Corporation, as the case may be, or at CRI's option, CRI, shall assume the obligations set forth in this Section 7.07.

                  (d) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.07 shall survive the consummation of the Merger.

                  (e) The parties acknowledge that the provisions of this
Section 7.07 are in addition to and not in lieu of the indemnification obligations of the Company set forth in the agreements listed in Section 4.23 of the Disclosure Schedule.

         SECTION 7.08 Notification of Certain Matters. The Company shall give prompt notice to CRI, and CRI shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, CRI, Holdings or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (c) any other material adverse development (other than changes in general economic conditions or changes in oil or natural gas prices) relating to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 7.09 Further Action; Reasonable Best Efforts.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither CRI, Purchaser nor Holdings will be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (a) requires the divestiture of any assets of any of CRI, Holdings, Purchaser, the Company or any of their respective subsidiaries or (b) limits CRI's ability to operate, the Company and the Subsidiaries or any portion thereof or any of CRI's or its affiliates' other assets or businesses in a manner consistent with past practice. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                  (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

         SECTION 7.10 Public Announcements. CRI and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States securities exchange or national market, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

         SECTION 7.11 Confidentiality Agreement. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

         SECTION 7.12 Assumption of Agreements. At the Share Acceptance Date, CRI shall enter into an assumption or guaranty agreement reasonably satisfactory to Messrs. Barr and Munden, pursuant to which CRI will assume or guaranty the obligations of the Company under those certain termination agreements between the Company and each of Mr. Barr and Mr. Munden each dated as of August 31, 2001.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         SECTION 8.01 Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  (a) Stockholder Approval. If and to the extent required by Delaware Law, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

                  (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by CRI, Holdings or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

                  (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of CRI, Holdings or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

                  (a) by mutual written consent of each of CRI, Holdings, Purchaser and the Company duly authorized by the Boards of Directors of CRI, Holdings, Purchaser and the Company; or

                  (b) by either CRI, Holdings, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before June 30, 2002; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

                  (c) by CRI if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (a) failed to commence the Offer within 30 days following the date of this Agreement, (b) terminated the Offer without having accepted any Shares for payment thereunder or (c) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in (a) and (c) above shall be extended until June 30, 2002), unless such action or inaction under (a), (b) or (c) shall have been caused by or resulted from the failure of CRI, Holdings or Purchaser to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the material breach by CRI, Holdings or Purchaser of any of their representations or warranties contained in this Agreement (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn, modified or failed to make in a manner adverse to CRI, Purchaser or Holdings its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

                  (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (x) failed to commence the Offer within seven (7) business days following the date of this Agreement, or (y) terminated the Offer without having accepted any Shares for payment thereunder, unless such action or inaction under (x) or (y) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement, (ii) the Share Acceptance Date has not occurred by January 1, 2002 (but subject to the occurrence of an extension of the Offer pursuant to Section 2.01 or a Suspension Event), unless such failure of the Share Acceptance Date to occur shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement,
(iii) CRI, Holdings or Purchaser shall have committed a material breach of this Agreement, or (iv) prior to the Share Acceptance Date, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon two calendar days' prior written notice to CRI setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal; provided, however, that any termination of this Agreement pursuant to this Section 9.01(d)(iv) shall not be effective until the Company has made full payment of all amounts provided under Section 9.03;

provided, however, that in each case, the time periods and deadlines in subsection (c) and (d) of this Section 9.01 may be extended, at the option of either party as reasonably necessitated by the occurrence of a Suspension Event for such period of time as may be reasonably necessary (but not to exceed five
(5) business days) following the conclusion of a Suspension Event, but in no event to exceed January 31, 2002.

         SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any intentional breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

         SECTION 9.03 Fees.

                  (a) In the event this Agreement is terminated pursuant to
Section 9.01(c)(ii) or 9.01(d)(iv), then, in any such event, the Company shall pay CRI promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $3,500,000 (the "Fee"), which amount shall be payable in immediately available funds.

                  (b) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                  (c) In the event that the Company shall fail to pay the Fee it shall also pay CRI interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate.

         SECTION 9.04 Amendment. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 9.05 Waiver. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

                           if to CRI, Holdings or Purchaser:

                           Comstock Resources, Inc.
                           5300 Town and Country Blvd.
                           Suite 500
                           Frisco, Texas 75034
                           Attention: M. Jay Allison, President

                           with a copy to:

                           Locke Liddell & Sapp LLP
                           2200 Ross Avenue
                           Suite 2200
                           Dallas, Texas 75201
                           Attention: Jack E. Jacobsen
                           if to the Company:

                           DevX Energy, Inc.
                           13760 Noel Road
                           Suite 1030
                           Dallas, Texas 75240
                           Attention: Joseph T. Williams

                           with a copy to:

                           Haynes and Boone, LLP
                           1600 N. Collins Blvd., Suite 2000
                           Richardson, Texas 75080
                           Attention: William L. Boeing

         SECTION 10.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 10.03 Entire Agreement; Assignment. This Agreement supercedes the letter of intent dated October 19, 2001 between CRI and the Company and constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 7.04(b) and 7.11, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that CRI, Holdings and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of CRI, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 10.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 7.06 and 7.07 (which are intended to be for the benefit of the persons considered thereby and may be enforced by such persons).

         SECTION 10.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Texas state or federal court sitting in Dallas County, Texas. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Dallas County, Texas for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above- named courts.

         SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.

         SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.10 CRI Guaranty. CRI unconditionally guaranties all of Holdings' and Purchaser's obligations and agreements under this Agreement.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, CRI, Holdings, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     COMSTOCK RESOURCES, INC.



                                     By: /s/ M. JAY ALLISON
                                        ----------------------------------------
                                              M. Jay Allison, President



                                     COMSTOCK HOLDINGS, INC.



                                     By: /s/ M. JAY ALLISON
                                        ----------------------------------------
                                              M. Jay Allison, President



                                     COMSTOCK ACQUISITION INC.


                                     By: /s/ M. JAY ALLISON
                                        ----------------------------------------
                                              M. Jay Allison, President



                                     DEVX ENERGY, INC.


                                     By: /s/ JOSEPH T. WILLIAMS
                                       -----------------------------------------
                                            Joseph T. Williams, President

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, or
(ii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

                  (a) there shall have been instituted or be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by CRI, Holdings, Purchaser or any other affiliate of CRI, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Company, CRI or any of their subsidiaries of all or any of the business or assets of the Company, CRI or any of their subsidiaries or to compel the Company, CRI or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, CRI or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of CRI, Holdings, Purchaser or any other affiliate of CRI to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by CRI, Holdings, Purchaser or any other affiliate of CRI of any Shares; or (v) that otherwise is likely to materially and adversely affect CRI or have a Material Adverse Effect;

                  (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (i) permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable, or (ii) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (i) through (v) of paragraph (a) above;

                  (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) CRI, the Company or any subsidiary or affiliate of CRI or the Company or (ii) any Transaction, by any United States legislative body or Governmental Authority with appropriate jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (d) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to CRI, Holdings or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

                                   Annex A - 1

                  (e) (i) any representation or warranty of the Company in the Agreement that is qualified as to Material Adverse Effect shall not be true and correct as so qualified or (ii) any representation or warranty that is not so qualified shall not be true and correct (except where the failure to be true and correct would not have a Material Adverse Effect), in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except as to any representation or warranty made as of a specified date);

                  (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement; or

                  (g) the Agreement shall have been terminated in accordance with its terms.

         The foregoing conditions are for the sole benefit of CRI, Purchaser and Holdings and may be asserted by CRI, Purchaser or Holdings regardless of the circumstances giving rise to any such condition or may be waived by CRI, Purchaser or Holdings in whole or in part at any time and from time to time in their sole discretion. The failure by CRI, Holdings or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.






                                   Annex A - 2